SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         CANADA SOUTHERN PETROLEUM LTD.
               (Exact name of issuer as specified in its charter)

        Nova Scotia, Canada                                      98-0085412
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

             Suite 1410, One Palliser Square, 125 Ninth Avenue, S.E.
                        Calgary, Alberta, Canada T2G 0P6
                            Telephone (403) 269-7741
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

              CANADA SOUTHERN PETROLEUM LTD. 1998 STOCK OPTION PLAN
                            (Full title of the plan)

                             Timothy L. Largay, Esq.
                     MURTHA, CULLINA, RICHTER AND PINNEY LLP
                              CityPlace, 29th Floor
                           Hartford, Connecticut 06103
                            Telephone (860) 240-6000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                        Proposed        Proposed
Title of                                 Maximum         Maximum      Amount of
Securities to           Amount to    Offering Price     Aggregate   Registration
Be Registered         Be Registered    Per Share*    Offering Price      Fee
================================================================================
Limited Voting
Shares, par value
Can. $1.00 per share     700,000         $4.94         $3,458,000      $961.32
================================================================================
(*) Estimated solely for the purpose of calculating the registration fee. Based on an aggregate of 700,000 shares at U.S. $4.94 per share, the average of the high and low prices (as reported in The Wall Street Journal, Eastern Ed.) of the common stock on the Pacific Exchange, Inc. on November 20, 1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  The information required by Part I of Form S-8 is included in documents sent or given to individuals selected to participate in the Company's 1998 Stock Option Plan (the "Plan") pursuant to Rule 428(b)(l) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

                  The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and

         (4) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; and

         (5) The Company's Current Reports on Form 8-K dated July 2, 1998 and September 18, 1998.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4.           Description of Securities

                  The following is a brief description of the Limited Voting Shares (par value $1.00 per share) of the Company, all rights of the shareholders being determined by the laws of Nova Scotia, Canada. Nova Scotia law does not, nor do the Company's Articles of Continuance or By-Laws, impose any limitations on the rights of persons nonresident of Nova Scotia to vote and hold shares of the Company's Limited Voting Shares by virtue of such nonresident status.

                  Voting Rights

                  Each shareholder is entitled to one vote for each share of Limited Voting Shares registered in his name on the books of the Company, subject, however, to a provision in the Company's Articles of Continuance to the effect that no person shall vote more than 1,000 shares beneficially owned by him.

                  Liquidation and Dividend Rights

                  Subject to the rights of creditors, all rights to the assets of the Company available for distribution upon liquidation or upon the payment of any dividend are vested in the holders of the Limited Voting Shares and each share is entitled to participate equally with every other share. The Company is legally restricted from paying any dividend or making any other payment to shareholders (except by way of return of capital) on the Limited Voting Shares until its accumulated deficit (Cdn. $23,523,000 at September 30, 1998) is eliminated.

                  Current Canadian law does not restrict the remittance of dividends to persons not resident of Canada. Under current Canadian tax law and the United States-Canada tax treaty, any dividends paid to U.S.
shareholders are currently subject to a 15% Canadian withholding tax.

                  Pre-emptive Rights, Conversion Rights, Redemption Provisions, Assessments

                  The holders of the Limited Voting Shares have no preemptive rights. There are no conversion rights attached to the Limited Voting Shares and there are no provisions for sinking funds or redemption of shares. The holders of outstanding shares of the Limited Voting Shares are not liable to any further calls or assessments by the Company.

Item 5.           Interest of Named Experts and Counsel

                  Not applicable.

Item 6.           Indemnification of Directors and Officers

                  Article 177 of the Company's Articles of Association (By-laws) provides as follows:

                           177. (a) Each of the  Directors  and officers for the
                  time being of the Company and his heirs, executors and administrators, in the absence of any dishonesty on his part, shall be indemnified and secured harmless by the Company from and against all claims, actions, costs, charges, losses, damages and expenses incurred or sustained by reason of any action or thing done, concurred in or omitted in or about the execution of his duty or supposed duty as a result of the breach of his fiduciary duty.

                                (b) No Director or officer for the time being of
                  the Company and his heirs, executors and administrators, in the absence of any dishonesty on his part, shall be liable for: the acts, receipts, neglects or defaults of any other person; or for joining in any receipt or act for conformity; or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by, for or on behalf of the Company; or for the insufficiency or deficiency of any security in or upon which any moneys of the Company are invested; or for any loss or damages arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or other property of the Company are lodged or deposited; or for any other loss, damage or misfortune whatever which may arise out of the execution of his duty or supposed duty or as a result of the breach of his fiduciary duty or in relation thereto.

                                (c) The Company  shall  indemnify  a director or
                  officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all claims, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, penalty or fine, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate if:

                                    (1) He acted honestly and in good faith with
                  a view to the best interests of the Company; or

                                    (2) In   the   case   of   a   criminal   or
                  administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful; or

                                    (3) He was substantially  successful  on the
                  merits in this defense of the action or proceeding.

                                (d) The  foregoing  provisions  of  this article
                  shall be in amplification of and in addition to and not by way of limitation of or substitution for any rights, immunities or protection conferred upon any director or officer by any statute, law, matter or thing whatsoever.

                  The Company has entered into expense agreements with its executive officer and each of its directors. These agreements provide that the Company shall advance such persons the costs, including reasonable attorneys' fees, of defending any litigation brought against them by reason of such person being or having been a director or executive officer of the Company. The agreements also obligate the directors and executive officer to repay any such amounts advanced should a final decision by a court having jurisdiction in the matter determine that the director or executive officer in question is not entitled to be indemnified. The Company has offered to all of its directors and currently provides its executive officer and three other directors with a letter of credit in the amount of Cdn. $100,000 to secure the Company's obligation to indemnify them. The executive officer and the three directors bear the Company's out-of-pocket expenses associated with the letters of credit provided to them.

                  In 1986, the Company purchased $150,000 of directors and officers liability insurance coverage with an annual $7,500 service fee during the period of the policy. The Company is credited with investment income from the policy premium during the term of the policy and all or a portion of such premium will be refunded at the end of the policy term to the extent that no claims are made. Until recently, the Company had been unable to obtain any other liability coverage for the Company's directors and officers.

                  The Company presently has a Cdn. $3,000,000 policy of Directors and Officers liability insurance with a $25,000 deductible provision. The Company also has two additional policies totaling $7,000,000 of Directors and Officers liability insurance.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

         4.       Instruments defining the rights of security holders.

                  A. Canada Southern Petroleum Ltd. 1998 Stock Option Plan is filed herewith.

                  B. Memorandum of Association as amended on June 30, 1982, May 14, 1985 and April 7, 1988 is filed herewith.

                  C.       By-laws, as amended, are filed herewith.

         5.       Opinion regarding legality.

                  A. Opinion of counsel, Patterson Palmer Hunt Murphy, is filed herewith.

         23.      Consents of experts and counsel.

                  A. Consent of Patterson Palmer Hunt Murphy is contained in their opinion regarding legality, and is filed herewith.

                  B.       Consent of Ernst & Young LLP is filed herewith.

         24. Powers of attorney for Benjamin W. Heath, Timothy L. Largay, Arthur B. O'Donnell and Eugene C. Pendery are filed herewith.

Item 9.           Undertakings

         (a)      Undertakings Relating to Rule 415 Offerings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Undertaking Relating to the Incorporation of Certain Documents by Reference

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h)      Filing of registration statement on Form S-8

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on November 23, 1998.

                                             CANADA SOUTHERN PETROLEUM LTD.
                                                       (Registrant)


                                             By /s/ M. Anthony Ashton
                                                    M. Anthony Ashton, President

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  Name                   Title                 Date

Principal executive officer:

/s/ M. Anthony Ashton                    President             November 23, 1998
------------------------------------
    M. Anthony Ashton

Principal financial officer
and controller or principal
accounting officer:

/s/ Kelly B. Johnson                     Secretary-Treasurer   November 23, 1998
------------------------------------
    Kelly B. Johnson

A majority of the Board of Directors:

/s/ M. Anthony Ashton                    Director              November 23, 1998
------------------------------------
    M. Anthony Ashton

/s/ James R. Joyce                                             November 23, 1998
------------------------------------
    James R. Joyce
    Attorney-in-Fact for:

                  Benjamin W. Heath      Director
                  Timothy L. Largay      Director
                  Arthur B. O'Donnell    Director
                  Eugene C. Pendery      Director

                                INDEX TO EXHIBITS


Exhibit No.

         4.       A.      Canada Southern Petroleum Ltd. 1998 Stock Option Plan

                  B. Memorandum of Association as amended on June 30, 1982, May 14, 1985 and April 7, 1988

                  C.      By-laws (Articles of Association), as amended

         5.       Opinion and Consent of Patterson Palmer Hunt Murphy.

         23.      A.      Consent of Patterson Palmer Hunt Murphy is contained
                          in their opinion regarding legality

                  B.      Consent of Ernst & Young LLP

         24.      Powers of Attorney for Benjamin W. Heath,
                  Timothy L. Largay, Arthur B. O'Donnell
                  and Eugene C. Pendery